Exhibit 10.1

SUPERGEN, INC.

EXECUTIVE EMPLOYMENT AND CONFIDENTIAL INFORMATION

AND INVENTION ASSIGNMENT AGREEMENT

This Executive Employment and Confidential Information and Invention Assignment Agreement (the “2010 Agreement”) is made and entered into effective as of October 1, 2010 (the “Effective Date”) by and between SuperGen, Inc., a Delaware corporation (the “Company”), and James S. J. Manuso (“Executive”).

1.     Term.  The Company hereby agrees to continue to employ Executive and Executive hereby accepts continued employment, on the terms and conditions set forth herein.  The term of this 2010 Agreement shall commence upon the Effective Date and shall continue until and including December 31, 2014.

2.     Positions and Duties.  Executive agrees to continue to serve the Company as its President and Chief Executive Officer or in such other executive capacity as the Board may from time to time request.  During the term of this 2010 Agreement, Executive will have all duties and responsibilities that are reasonably consistent with these titles and positions and will devote all of his normal business time and attention to, and use his best efforts to advance, the business of the Company.  Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board of Directors (the “Board”), except that without the prior approval, Executive may serve on the board of directors of other companies if in so doing Executive does not violate the terms of this 2010 Agreement.

3.     Confidential Information.

3.1  Company Information.  Executive agrees at all times during the term of his employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company.  Executive understands that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefore, customer lists and customers (including, but not limited to, customers of the Company on whom Executive called with whom Executive became acquainted during the term of his employment), software developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.  Executive further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Executive’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

3.2  Former Employer Information.  Executive agrees that he will not, during his employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

3.3  Third Party Information.  Executive recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for the Company’s consistent with the Company’s agreement with such third party.

4.     Inventions.

4.1  Inventions Retained and Licensed.  Except as listed on Exhibit A, Executive does not have any inventions, original works of authorship, developments, improvements, and trade secrets which were made by him prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to him, which may relate to the Company’s proposed business, products or research and development, and which were not previously assigned to the Company.  If in the course of Executive’s employment with the Company, Executive incorporates into a Company product, process or service a Prior Invention owned by Executive or in which Executive has an interest, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

4.2  Assignment of Inventions.  Executive agrees that Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all Executive’s right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Executive is in the employ of the Company (collectively referred to as “Inventions”), except as provided in Section 4.6 below.  Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company, and which are protectable by copyright, are “works made for hire,” as that term is defined in the United States Copyright Act.  Executive understands and agrees that the decision whether or not to commercialize or market any Invention developed by Executive solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such Invention.

4.3  Inventions Assigned To The United States.  Executive agrees to assign to the United States government all his right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

4.4  Maintenance of Records.  Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during the period of his employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

4.5  Patent and Copyright Registrations.  Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Executive further agrees that his obligation to execute or cause to be executed when it is in his power to do so, any such instrument or papers shall continue after the termination of this 2010 Agreement.  If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

4.6  Exception to Assignments.  Executive understands that the provision of this 2010 Agreement requiring assignment of Inventions to the Company do not apply to any Invention which qualifies fully under the provisions of California Labor Code section 2870 (attached as Exhibit B ).  Executive will advise the Company promptly in writing of any Inventions that Executive believes meet the criteria in California Labor Code Section 2870.

5.     Office.  The Company shall provide Executive with an office at the location of the Company’s primary business operations that is consistent with his positions and titles.

6.     Compensation and Fringe Benefits.

6.1  Base Salary.  For all services rendered by Executive pursuant to this 2010 Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of not less than Six Hundred Twenty Five Thousand Dollars ($625,000.00) as of the Effective Date.    The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.  Executive’s annual salary shall be adjusted annually thereafter on January 1 of each year during the term of the agreement to compensate for changes in the cost of living.  The amount of each annual cost of living increase shall be twice the rate determined for such annual period by the “Consumer Price Index for Urban Wage Earners and Clerical Workers (All Items) published by the bureau of Labor Statistics, U.S. Department of Labor (1967 equals 100).”

6.2  Performance Bonus.

(a)                       For the calendar year 2010, the Executive shall be eligible to receive an annual performance-based bonus of Six Hundred Fifty Thousand Dollars ($650,000.00) based upon achievement of certain criteria to be specified by the compensation committee of the Board (“Compensation Committee”), including (without limitation) revenue and profitability targets and/or other organizational and strategic milestones (the “2010 Performance Bonus”).  The 2010 Performance Bonus shall be based upon achieving performance objectives during 2010 and shall be payable in accordance with the Company’s normal payroll practices and policies no later than March 15 of the year following the year in which Executive’s right to such bonus vests.

(b)                      For the period January 1, 2011 through December 31, 2011 covered by the 2010 Agreement, the Executive shall be eligible to receive an annual performance-based bonus of Six Hundred Fifty Thousand Dollars ($650,000.00) based upon achievement of certain criteria to be specified by the Compensation Committee, including (without limitation) revenue and profitability targets and/or other organizational and strategic milestones (the “2011 Performance Bonus”).  For the remaining term of the 2010 Agreement, i.e., January 1, 2012 through December 31, 2014, the Executive shall be eligible to receive an annual performance-based bonus of Six Hundred Seventy Five Thousand Dollars ($675,000.00) based upon achievement of certain criteria to be specified by the Compensation Committee, including (without limitation) revenue and profitability targets and/or other organizational and strategic milestones (the “Annual Performance Bonus”).  The 2011 Performance Bonus and the Annual Performance Bonuses shall be based upon achieving performance objectives during each applicable calendar year and shall be payable in accordance with the Company’s normal payroll practices and policies no later than March 15 of the year following the year in which Executive’s right to such bonus vests.

6.3  Stock Options.

(a)           Annual Options.  Executive shall be permitted to participate in any stock option and similar plans as adopted by the Company from time to time for the grant of stock options and other equity incentives to the Company’s employees.  On the first business day occurring on or after April 1, 2011 of each year during the term of this 2010 Agreement (subject to Executive’s continuous employment with the Company through each such anniversary), the Company shall grant Executive a stock option with a vesting commencement date of April 1 of the year in which it is granted, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), under the Company’s 2003 Stock Plan (the “Plan”) to purchase 360,000 shares of the Company’s common stock (as adjusted for stock splits and stock combinations that may occur after the date of this 2010 Agreement), which each such option shall have a per share exercise price equal to the fair market value of the Company’s common stock on the applicable date of grant (each an “Annual Option” and collectively, the “Annual Options”).  Subject to the accelerated vesting provisions set forth herein, each Annual Option will vest as to 1/12th of the shares subject to such option each month following its date of grant, so that each Annual Option will be fully vested and exercisable one year from its grant date, subject to Executive’s continuous service to the Company through each relevant vesting date.  Notwithstanding the above, in the event of a Change in Control (as defined in Section 7.4 below) of the Company prior to the granting of all Annual Options, and that occurs while Executive remains employed hereunder, then all Annual Options yet to be granted through the term of the 2010 Agreement will immediately be granted and 100% of the then-unvested shares subject to all such Annual Options will vest and become exercisable.

(b)      Performance Options.

(i) On the Effective Date, the Company shall grant Executive a stock option, which is, to the extent possible under the $100,000 rule of Section 422(d) of the Code, an “incentive stock option” (as defined in Section 422 of the Code), under the Plan to purchase 800,000 shares of the Company’s common stock, which such option shall have a per share exercise price equal to the fair market value of the Company’s common stock on the Effective Date (the “2010 Performance Option” and together with the Annual Options, and other Performance Options, the “Options”). The 2010 Performance Option shall vest upon the Company’s achievement of the performance milestones described on Attachment A-2, subject to Executive’s continuous employment with the Company through the date any such performance milestone is achieved.

(ii)  Executive is still eligible to achieve the outstanding performance milestones described in Section 6.3(b) of that certain Amended and Restated Executive Employment and Confidential Information and Invention

Assignment Agreement by and between the Company and Executive, dated as of April 1, 2009 (the “2009 Agreement”) with respect to the performance option granted to Executive in connection with the 2009 Agreement (the “2009 Performance Option”), and subject to Executive’s continuous employment with the Company through the date any such performance milestone is achieved. The remaining unachieved performance milestones for the 2009 Performance Option are described on Attachment A-2, with certain modifications, for the purpose of avoiding duplication with the performance milestones for the 2010 Performance Option.  For purposes of clarity, under no circumstances shall Executive vest in both the 2010 Performance Option and the 2009 Performance Option simultaneously, to the extent the performance milestones for each are duplicative.

(iii)  Executive is still eligible to achieve the outstanding performance milestones described in Section 6.3(b) of that certain Amended and Restated Executive Employment and Confidential Information and Invention Assignment Agreement by and between the Company and Executive, dated as of October 28, 2008 (the “2008 Agreement”) with respect to the performance option granted to Executive in connection with the 2008 Agreement (the “2008 Performance Option”), and subject to Executive’s continuous employment with the Company through the date any such performance milestone is achieved.  The remaining unachieved performance milestones for the 2008 Performance Option are described on Attachment A-2, with certain modifications, for the purpose of avoiding duplication with the performance milestones for the 2009 and 2010 Performance Options.  For purposes of clarity, under no circumstances shall Executive vest in more than one of the 2010 Performance Option, the 2009 Performance Option and the 2008 Performance Option simultaneously, to the extent the performance milestones for each are duplicative.

(iv) In addition, Executive is still eligible to achieve the outstanding performance milestones described in Section 6.3(b) of that certain Executive Employment and Confidential Information and Invention Assignment Agreement by and between the Company and Executive, dated as of January 1, 2004 (the “2004 Agreement”), as described on Attachment A-2.  The performance option granted pursuant to the 2004 Agreement shall vest upon the Company’s achievement of the performance milestones described on Attachment A-2, subject to Executive’s continuous employment with the Company through the date any such performance milestone is achieved.

(c)      Each Option shall have a term of ten (10) years from its date of grant, subject to earlier termination in connection with Executive’s termination of service to the Company as provided in the Option Agreements.  The Options will be subject to the terms, definitions and provisions of the Plan and the stock option agreements to be executed by and between Executive and the Company (the “Option Agreements”), all of which documents are incorporated herein by reference. Notwithstanding the above, in the event of a Change in Control (as defined in Section 7.4 below) of the Company prior to the vesting of the 2010 Performance Option, the 2009 Performance Option and the 2008 Performance Option (if outstanding) and that occurs while Executive remains employed hereunder, 100% of the then unvested shares subject to the 2010 Performance Option, the 2009 Performance Option and the 2008 Performance Option (if outstanding) shall immediately vest and become exercisable.

6.4  Life Insurance.  During the term of the 2010 Agreement, the Company will pay the full premium on a $4 million key person life insurance policy covering Executive.  Executive will be entitled to select personal beneficiaries for 50% of the proceeds of the insurance policy.  The Company will provide Executive with additional cash compensation at the end of each calendar year to fully offset taxes attributable to Executive as a result of payment of the life insurance premiums by the Company.

6.5  Other Benefits.  Executive shall be entitled to participate in such group life, pension, disability, accident, hospital and medical insurance plans, and such other plan or plans which may be instituted by the Company for the benefit of its executive employees generally, upon such terms as may be therein provided of general application to all executive employees of the Company and such other benefits as are mutually deemed appropriate by the Compensation Committee and Executive to the position held by Executive and to the discharge of Executive’s duties.  Executive shall be entitled to not less than twenty (20) business days’ vacation per year, with remuneration, which shall be coordinated with the vacation periods of other officers of the Company in a manner that will minimize disruption of the Company’s management efforts.

6.6  Additional Compensation.  Executive shall also be eligible to receive such additional salary or other incentive compensations as the Compensation Committee may, in its sole discretion, determine from time to time.

7.     Expenses.

7.1  Automobile Expense.

For the term of the 2010 Agreement, up to a maximum of Thirty Thousand Dollars ($30,000.00) annually, the Company will lease and pay for the maintenance of an automobile selected by Executive for his exclusive use.  The Company will also pay for automobile insurance for the Executive, up to a maximum of Five Thousand Dollars ($5,000.00) annually.

7.2  Business Expenses.  The Company will pay or reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies.  Executive shall furnish the Company with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

7.3 Relocation Expenses.  In the event Executive undergoes an “Involuntary Termination” (as defined below and to include the result of a merger or acquisition in which Executive is not offered full-time employment as Chairman, President and/or CEO of the surviving entity), the Company will pay or reimburse Executive for all reasonable relocation expenses incurred by Executive in connection with his and his family’s relocation from California to New York, including, but not limited to short-term hotel costs or apartment rental for Executive for a period not to exceed six (6) months, house-hunting travel by Executive’s spouse and all household goods moving costs.  The total of all such amounts will not exceed $100,000.  Executive must submit a request for reimbursement of relocation expenses no later than the December 31 of the second calendar year following the calendar year in which Executive undergoes an Involuntary Termination and the Company will not reimburse Executive for any expenses incurred after such date.  The Company will reimburse Executive within ninety (90) days after receipt of Executive’s request for reimbursement.  The Company will provide Executive with additional cash compensation at the end of the calendar year to fully offset taxes attributable to Executive as a result of payment of such reasonable relocation expenses by the Company, which such amount will be paid to Executive no later than the December 31 of the calendar year following the calendar year in which Executive pays the tax on the relocation expenses.

7.4  Termination Benefits.  If Executive’s employment with the Company is terminated by the Company as a result of an “Involuntary Termination” (as defined below) within one (1) year following a “Change in Control” (as defined below), Executive shall be entitled to receive the following severance benefits:  (1) a lump sum payment equivalent to eighteen (18) months of Executive’s then current Base Salary, which shall be paid no later than fifty-three (53) days following the date of Executive’s termination of employment; and (2) a lump sum payment equivalent to any unpaid amount of the Bonuses referenced in Section 6.2, up to a maximum of One Million Dollars ($1,000,000.00), which shall be paid no later no later than fifty-three (53) days following the date of Executive’s termination of employment; and (3) full acceleration of the vesting of any then unvested stock options held by Executive.

If Executive’s employment with the Company is terminated by the Company as a result of an Involuntary Termination prior to or more than one year following the occurrence of a Change in Control, Executive may be eligible for severance benefits under the Company’s Severance Benefit Plan for Officers, to the extent determined by the Board.

For the purposes of this 2010 Agreement, “Involuntary Termination” means (i) without Executive’s express written consent, a material diminution of Executive’s duties, position or responsibilities relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction; (ii) without Executive’s express written consent, a material diminution by the Company of Executive’s base salary as in effect immediately prior to such reduction; (iii) any material breach by the

Company of any of the terms of this 2010 Agreement; (iv) without Executive’s express written consent, the relocation of Executive to a facility or a location more than fifty (50) miles from the current location of the Company, which the Company and Executive agree would constitute a material change in the geographic location at which Executive must perform services to the Company, or (v) any purported termination of Executive other than for “Cause” (as defined below).  Executive will not resign for an Involuntary Termination without first providing the Company (x) with written notice within ninety (90) days of the event that Executive believes constitutes an Involuntary Termination specifically identifying the acts or omissions constituting the grounds for an Involuntary Termination and (y) a reasonable cure period of not less than thirty (30) days following the date of such notice.

For the purposes of this 2010 Agreement, “Change in Control” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

For the purposes of this 2010 Agreement, “Cause” means (i) any act of personal dishonesty taken by the Executive in connection with his employment hereunder, which is intended to result in personal enrichment of the Executive, (ii) the Executive’s conviction or plea of nolo contendere to of a felony, (iii) any act by the Executive that constitutes material misconduct and is injurious to the Company, or (iv) continued violations by the Executive of the Executive’s obligations to the Company.

Executive agrees that as a condition precedent to receipt of any termination benefits described in this Section 7.4, Executive (or Executive’s estate, in the event of Executives death) will promptly execute and not revoke a general full release all claims against the Company (or any person affiliated with the Company) in substantially the form attached as Exhibit C.  Receipt of the severance payments and benefits specified in this Section 7.4 shall be contingent on the receipt of such executed release and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within fifty-two (52) days following the termination date.  Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in full on the fifty-third (53rd) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A.

7.5  Limitation on Payments.  In the event that the severance and other benefits provided for in this 2010 Agreement or otherwise payable to Executive, including but not limited to, the accelerated vesting of any stock options previously or hereafter granted to Executive, (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this 2010 Agreement shall be reduced to the extent necessary in order to avoid such benefits being subject to the Excise Tax.  In the event of any such reduction, such benefits shall be reduced in the following order: (i) cash, (ii) equity award acceleration, (iii) option grants, and (iv) employee benefits.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code.  The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

7.6  Section 409A

(a)           Notwithstanding anything to the contrary in the 2010 Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment (other than due to death), and the severance payable to Executive, if any, pursuant to the 2010 Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Executive’s termination of employment, then such severance will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment.  All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s termination of employment but prior to the six (6) month anniversary of Executive’s termination of employment, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this 2010 Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(b)           Any amount paid under the 2010 Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of this 2010 Agreement.  Any amount paid under the 2010 Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of this 2010 Agreement.  For this purpose, “Section 409A Limit” means the lesser of two (2) times: (A) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (B) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

(c)           The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  Executive and the Company agree to work together in good faith to consider amendments to the 2010 Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

8.     Arbitration And Equitable Relief.

8.1  Arbitration.  In consideration of Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Executive’s employment with the Company, the Company’s promise to arbitrate all employment-related disputes and Executive’s receipt of the compensation and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies claims or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit pan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s employment with the Company, or the termination of Executive’s employment with the Company, including any breach of this 2010 Agreement, shall be subject to binding arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1281.8 (the “Rules”) and pursuant to California law.  The Federal Arbitration Act shall continue to apply with full force and effect notwithstanding the application of procedural rules set forth in the Rules.  Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under local,  state or federal law, including, but not limited to, claims under title VII of the Civil Rights Act of 1964, the Americans with

Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory or common law claims.  Executive further understands that this 2010 Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

8.2  Procedure.  Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its National rules for the Resolution of Employment Disputes.  Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing.  Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law.  Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA, except that Executive shall pay any filing fees associated with any arbitration he initiates, but only so much of the filing fees as he would have instead paid had he filed a complaint in a court of law.  Executive agrees that the arbitrator shall administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and that the arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with California law, California law shall take precedence.  Executive agrees that the decision of the arbitrator on the merits shall be in writing.  Executive agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof.  Executive agrees that any arbitration under this 2010 Agreement shall be conducted in Alameda County, California.

8.3  Remedy.  Except as provided by the Rules and this 2010 Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company.  Accordingly, except as provided for and by the Rules and this 2010 Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.  Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

8.4  Administrative Relief.  Executive understands that this 2010 Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the Workers’ Compensation Board.  This 2010 Agreement, however, does preclude Executive from pursing court action regarding any such claim.

8.5  Voluntary Nature Of This 2010 Agreement.  Executive acknowledges and agrees that Executive is executing this 2010 Agreement voluntarily and without any duress or undue influence by the Company or anyone else.  Executive further acknowledges and agrees that Executive has carefully read this 2010  Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this 2010 Agreement and fully understand it, including that Executive is waiving his right to a jury trial.   Finally, Executive agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this 2010 Agreement.

9.     Contract Renewal.  This 2010 Agreement is automatically renewed for a successive three (3) year term from the Effective Date unless either party gives the other party three (3) months notice prior to expiration of the 2010 Agreement of their intent not to renew the 2010 Agreement.

10.  Assignment.  This 2010 Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company shall be deemed substituted for the Company under the terms of this 2010 Agreement for all purposes.  As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of executive to receive any form of compensation payable pursuant to this 2010 Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive.  Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

11.  Notices.  All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if delivered personally or three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	SuperGen, Inc.
4140 Dublin Blvd., Suite 200
Dublin, CA 94568

	Attn:	Chief Financial Officer and
Chairman, Compensation
Committee of the SuperGen
Board of Directors

If to the Executive:	James S.J. Manuso
The current address listed
for the Executive in the Company
records.

12.  Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this 2010 Agreement shall continue in full force and effect without said provision.

13.  Entire Agreement.  This 2010 Agreement, together with the Plan and the related equity award agreements, represents the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersedes and replaces any and all prior agreements and understandings, including, without limitation, the 2004 Agreement, the 2008 Agreement, and the 2009 Agreement, whether oral or written, concerning Executive’s employment relationship with the Company.

14.  Waiver of Breach.  The waiver of a breach of any term or provision of this 2010 Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this 2010 Agreement.

15.  Headings.  All captions and section headings used in this 2010 Agreement are for convenient reference only and do not form a part of this 2010 Agreement.

16.  No Oral Modification, Cancellation Or Discharge.  This 2010 Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

17.  Tax Withholding.  All payments made pursuant to this 2010 Agreement will be subject to withholding of applicable taxes.

18.  Governing Law.  This 2010 Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

19.  Acknowledgement.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this 2010 Agreement, and is knowingly and voluntarily entering into this 2010 Agreement.

20.  Counterparts.  This 2010 Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, the parties have executed this 2010 Agreement on the dates set forth below.

SUPERGEN, INC.			JAMES S.J. MANUSO

By:	/s/ Walter J. Lack	By:	/s/ James S.J. Manuso

Chairman, Compensation
Committee of the SuperGen
Board of Directors

Date:	09/30/10	Date:	09/30/10

EXHIBIT A

INVENTIONS RETAINED AND LICENSED

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME — EXEMPTION FROM AGREEMENT

(a)           Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)   Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipate research or development of the employer; or

(2)   Result from any work performed by the employee for the employer.

(b)           To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

SUPERGEN, INC./JAMES S.J. MANUSO

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between SuperGen, Inc. (the “Company”) and James S.J. Manuso (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company upon certain events specified in the employment agreement by and between Company and Employee (the “Employment Agreement”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.                                       Termination.  Employee’s employment from the Company terminated on                                  (the “Termination Date”).

2.                                       Confidential Information.  Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company.  Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.                                       Payment of Salary.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4.                                       Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company.  Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)                                  any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)                                 any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)                                  any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)                                 any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e)                                  any and all claims for violation of the federal, or any state, constitution;

(f)                                    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)                                 any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any severance obligations due Employee under the Employment Agreement.  Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

5.                                       Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6.                                       Civil Code Section 1542.  Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement.  Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7.                                       No Pending or Future Lawsuits.  Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.                                       Application for Employment.  Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.                                       No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.                                 No Admission of Liability.  Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims.  No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Employee or to any third party.

11.                                 Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

12.                                 Arbitration.  The Parties agree that any and all disputes arising out of the terms of this Agreement, their interpretation, and any of the matters herein released, including any potential claims of harassment, discrimination or wrongful termination shall be subject to binding arbitration, to the extent permitted by law, as specified in the Employment Agreement.

13.                                 Authority.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

14.                                 No Representations.  Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

15.                                 Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

16.                                 Entire Agreement.  This Agreement along with Employee’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

17.                                 No Oral Modification.  This Agreement may only be amended in writing signed by Employee and the Chairman of the Board of Directors of the Company.

18.                                 Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

19.                                 Effective Date.  This Agreement is effective eight (8) days after it has been signed by both Parties.

20.                                 Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

21.                                 Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)                                  They have read this Agreement;

(b)                                 They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)                                  They understand the terms and consequences of this Agreement and of the releases it contains;

(d)                                 They are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

SuperGen, Inc.

Date: , 20	By:

James S. J. Manuso, an individual

Date: , 20	By:

Attachment A-1

SuperGen, Inc.

Unvested Performance Based Options (by Milestone Category) for James S. Manuso

Described in the chart below are the unvested performance milestones for each of the 2010 Performance Option, the 2009 Performance Option, the 2008 Performance Option and the 2004 Performance Option (as such terms are defined in Section 6.3(b) of the Agreement), arranged by type of milestone vesting event.  Please see Attachment A-2 for a chart of the performance based options presented by date of agreement between SuperGen, Inc. (the “Company”) and Dr. Manuso.  Capitalized terms used in this Attachment A-1 and in Attachment A-2 but not otherwise defined have the meanings set forth in the 2010 Agreement.

Milestone Vesting Events	Number of Unvested Shares Underlying the Milestone	Option Exercise Price	Employment Agreement

A. Filing of an Investigational New Drug Application(1)

(1) 100,000 shares will vest upon clearance by FDA of an IND submitted by the Company that will allow the Company to initiate a clinical study of the compound that is the subject of the IND.	100,000	$1.76	2009 Agreement

(2) 100,000 shares will vest upon clearance by the FDA of another IND submitted by the Company that will allow the	100,000	$1.76	2009 Agreement

(1)  The following shares subject to the performance-based options have previously vested pursuant to filings of INDs and are not reflected in this chart: (i) 100,000 shares from the 2008 Agreement (at an exercise price of $5.06 per share) vested in April 2007 upon the filing of an IND filed for MP 470; (ii) another 100,000 shares from the 2008 Agreement vested in November 2008 upon the filing of an IND filed for SGI 1776; and (iii) 100,000 shares from the 2009 Agreement (at an exercise price of $1.76 per share) vested in June 2010 upon clearance by the FDA of an IND filed for SGI-110.

Milestone Vesting Events	Number of Unvested Shares Underlying the Milestone	Option Exercise Price	Employment Agreement

Company to initiate a clinical study of the compound that is the subject of the IND (subsequent to the IND described in Milestone (A)(1) above).

(3) 100,000 shares will vest upon the clearance by the FDA of a third IND submitted by the Company that will allow the Company to initiate a clinical study of the compound that is the subject of the IND (subsequent to the clearance of the INDs described in Milestones (A)(1) and (A)(2) above).	100,000	$2.12	2010 Agreement

(4) — 100,000 shares will vest upon the filing of an IND for a drug acquired as a result of the Company’s acquisition of Montigen; provided, however, that this performance milestone can only be achieved if Milestones (A)(1), (A)(2) and (A)(3) above are already achieved.	100,000	$5.06	2008 Agreement

B. Achievement of a Cash-Flow Positive Year of Operations(2)

(1) 100,000 shares will vest upon the Company achieving a cash-flow positive year of operations during the term of the 2010 Agreement.	100,000	$1.76	2009 Agreement

(2) 100,000 shares will vest upon the Company achieving a	100,000	$2.12	2010 Agreement

(2)   The following shares subject to the performance-based options have previously vested pursuant to cash-flow positive years of operations and are not reflected in this chart: (i) 100,000 shares from the 2008 Agreement (at an exercise price of $5.06 per share) vested in March 2008 in connection with a cash-flow positive year in 2007; and (ii) 100,000 shares from the 2009 Agreement (at an exercise price of $1.76 per share) vested in March 2010 in connection with a cash-flow positive year in 2009.

2

Milestone Vesting Events	Number of Unvested Shares Underlying the Milestone	Option Exercise Price	Employment Agreement

second cash-flow positive year of operations during the term of the 2010 Agreement (that follows the cash-flow positive year referred to in Milestone (B)(1) above).

(3) 100,000 shares will vest upon the Company achieving the next cash-flow positive year of operations during the term of the 2010 Agreement that follows the cash-flow positive year of operations for which the performance milestone is achieved pursuant to Milestone (B)(2) above.	100,000	$2.12	2010 Agreement

(4) 100,000 shares will vest upon the Company achieving of a fourth cash-flow positive year of operations; provided, however, that this performance milestone can only be achieved for a cash-flow positive year of operations that follows the three cash-flow positive years described in Milestones (B)(1) through (B)(3) above.	100,000	$5.06	2008 Agreement

C. Commencement / Completion of Clinical Trials

(1) 100,000 shares will vest upon the Company’s commencement by the Company of an FDA-cleared Phase II clinical trial.	100,000	$1.76	2009 Agreement

(2) 100,000 shares will vest upon the Company’s commencement by the Company of an FDA-cleared Phase II clinical trial following the commencement of the first DFA-cleared Phase II clinical trial resulting in vesting under Milestone (C)(1) above.	100,000	$2.12	2010 Agreement

3

Milestone Vesting Events	Number of Unvested Shares Underlying the Milestone	Option Exercise Price	Employment Agreement

(3) 100,000 shares shall vest upon completion of Phase III of a compound acquired during Executive’s tenure as the Company’s Chief Executive Officer during the term of the 2004 Agreement.	100,000	$11.27	2004 Agreement

D. Agreements and Acquisitions involving Corporate Partners and/or Licensees; Financing Events(3)

(1) 100,000 shares will vest upon the execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company’s portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $10 million in combined up-front payments, R&D payments, milestones and royalties to the Company throughout its course.	100,000	$1.76	2009 Agreement

(2) 100,000 shares will vest upon execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company’s portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $15 million in combined up-front payments, R&D payments, milestones and royalties to the Company throughout its course.	100,000	$1.76	2009 Agreement

(3)  The following shares subject to performance based options have previously vested pursuant to agreements involving corporate partners / licensees or financing events, and are not reflected in this chart: (i) 200,000 shares from the 2004 Agreement (at an exercise price of $11.27 per share) vested in March 2004 in connection with securing $25M of additional financing and (ii) 250,000 shares from the 2009 Agreement (at an exercise price of $1.76 per share) vested in October 2009 in connection with the execution of the agreements with GlaxoSmithKline.

4

Milestone Vesting Events	Number of Unvested Shares Underlying the Milestone	Option Exercise Price	Employment Agreement

(3) 250,000 shares will vest upon the securing of any one of the following: (a) execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company’s portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $25 million in combined up-front payments, R&D payments, milestones and royalties to the Company throughout its course; (b) a transaction wherein the Company acquires another company, and the combined entity is valued at a premium of at least 10 percent above the market capitalization of the Company immediately before the transaction is closed for a period of thirty (30) consecutive days based on the closing price of the Company’s common stock traded on the Nasdaq stock market; or (c) $25 million in additional financing either through the sale of debt, equity or other securities of the Company. For the sake of clarity, 250,000 shares will vest upon the first of these that is secured — the securing of more than one of these shall not result in additional vesting.

	250,000	$2.12	2010 Agreement

(4) 100,000 shares will vest upon the acquisition of a corporate partner or licensee for one or more of the drugs in the Company’s portfolio, providing the value of such deal is projected to exceed $10 million in combined up-fronts, R&D payments, milestones and royalties to the Company throughout its course (provided that this Milestone can only be achieved if Milestone (D)(1) above is already achieved).	100,000	$5.06	2008 Agreement

(5) 250,000 shares will vest upon the securing of (a) a significant	250,000	$5.06	2008 Agreement

5

Milestone Vesting Events	Number of Unvested Shares Underlying the Milestone	Option Exercise Price	Employment Agreement

corporate partner for one or more of the Company’s drugs or (b) $25 million in additional financing; provided however, (i) the milestone in clause (a) can only be achieved after Milestones (D)(1), (D)(2), (D)(3)(a) and (D)(4) above are achieved and (ii) the milestone in clause (b) can only be achieved after Milestone (D)(3)(c) is achieved.

E. Drug Approvals

(1) 50,000 shares shall vest upon European approval of Decitabine.	50,000	$11.27	2004 Agreement

(2) 50,000 shares shall vest upon European approval of Orathecin.	50,000	$11.27	2004 Agreement

(3) 100,000 shall vest upon FDA approval of a compound acquired by the Company during the term of the 2004 Agreement.	100,000	$11.27	2004 Agreement

F. Other Events

(1) 50,000 shares shall vest upon the acquisition from a third party of at least one Phase II or more advanced compound.	50,000	$11.27	2004 Agreement

(2) 200,000 shares shall vest upon the Company achieving of annual gross sales of $30,000,000 or more.	200,000	$11.27	2004 Agreement

6

Milestone Vesting Events	Number of Unvested Shares Underlying the Milestone	Option Exercise Price	Employment Agreement

G. Milestones Determined by the Board of Directors(4)

(1) 150,000 shares will vest upon achievement of additional milestone(s) to be determined by the Board, including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the Board.	150,000	$1.76	2009 Agreement

(2) 150,000 shares will vest upon achievement of additional milestone(s) to be determined by the Board, including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the Board (provided that the milestone is different from Milestone (G)(1) above).	150,000	$2.12	2010 Agreement

(3) 50,000 shares will vest upon achievement of an additional milestone(s) to be agreed upon with the Board, including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the Board (other than the achievement of milestone(s) resulting in vesting under Milestones (G)(1) and (G)(2) above).	50,000	$5.06	2008 Agreement

(4)  The following shares subject to performance based options have previously vested pursuant to milestones determined by the Board of Directors and are not reflected in the this chart: (i) 250,000 shares from the 2004 Agreement (at an exercise price of $11.27 per share) vested in May 2006; and (ii) 100,000 shares from the 2008 Agreement (at an exercise price of $5.06 per share) vested in February 2009.

7

Attachment A-2

SuperGen, Inc.

Unvested Performance Based Options (by date of Agreement) for James S. Manuso

Described in the chart below are the performance milestones for each of the 2010 Performance Option, the 2009 Performance Option, the 2008 Performance Option and the 2004 Performance Option (as such terms are defined in Section 6.3(b) of the Agreement), in order of the agreements described in subsections (i) — (iv) of Section 6.3(b) of the Agreement.  Please see Attachment A-1 for a chart of the performance unvested milestones presented by category.

Employment Agreement / Term	Option Grant Date and Number of Shares	Option Exercise Price	Number of Unvested Shares	Milestone Vesting Events

Employment Agreement dated as of October 1, 2010, terminates as of December 31, 2014 (“the 2010 Agreement”)	October 1, 2010 800,000 shares	$2.12	100,000

(A)(1) Clearance by the U.S. Food and Drug Administration (“FDA”) of a third Investigational New Drug Application (“IND”) submitted by the Company that will allow the Company to initiate a clinical study of the compound that is the subject of the IND (following the achievement of Milestones (B)(1) and (B)(2) in the 2009 Agreement).

			250,000

(A)(2) Securing of any one of the following: (a) execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company’s portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $25 million in combined up-front payments, R&D payments, milestones and royalties to the Company throughout its course; (b) a transaction wherein the Company acquires another company, and the combined entity is valued at a premium of at least 10 percent above the market capitalization of the Company immediately before the transaction is closed for a period of thirty (30) consecutive days

Employment Agreement / Term	Option Grant Date and Number of Shares	Option Exercise Price	Number of Unvested Shares	Milestone Vesting Events

based on the closing price of the Company’s common stock traded on the Nasdaq stock market; or (c) $25 million in additional financing either through the sale of debt, equity or other securities of the Company. For the sake of clarity, 250,000 shares will vest upon the first of these that is secured — the securing of more than one of these shall not result in additional vesting.

			100,000	(A)(3) Achievement by the Company of a second cash-flow positive year of operations during the term of the 2010 Agreement (following the achievement of Milestone (B)(5) in the 2009 Agreement).

100,000

(A)(4) Achievement by the Company of the next cash-flow positive year of operations during the term of the 2010 Agreement that follows the cash-flow positive year of operations for which the Milestone (A)(3) in the 2010 Agreement is achieved, above.

			100,000	(A)(5) Commencement by the Company of an FDA-cleared Phase II clinical trial (following the achievement of Milestone (B)(6) in the 2009 Agreement).

150,000

(A)(6) Achievement of additional milestone(s) to be determined by the Board of Directors (the “Board”), including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the Board (provided that the milestone is different from Milestone (B)(7) in the 2009 Agreement).

2

Employment Agreement / Term	Option Grant Date and Number of Shares	Option Exercise Price	Number of Unvested Shares	Milestone Vesting Events

Amended and Restated Employment Agreement dated as of April 1, 2009, terminated as of September , 2010(1) (the “2009 Agreement”)	April 1, 2009 1,200,000 shares	$1.76	100,000	(B)(1) Clearance by FDA of an IND submitted by the Company that will allow the Company to initiate a clinical study of the compound that is the subject of the IND.

			100,000

(B)(2) Clearance by the FDA of another IND submitted by the Company that will allow the Company to initiate a clinical study of the compound that is the subject of the IND (subsequent to the IND described in Milestone (B)(1) in the 2009 Agreement, above).

			100,000

(B)(3) Execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company’s portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $10 million in combined up-front payments, R&D payments, milestones and royalties to the Company throughout its course.

			100,000

(B)(4) Execution of a definitive agreement with a corporate partner or licensee for one or more of the drugs in the Company’s portfolio, or for a discovery collaboration, providing the value to the Company of any such deal is projected to exceed $15 million in combined up-front payments, R&D payments,

(1)  The following shares subject to the performance-based options have previously vested pursuant to the 2009 Agreement and are not reflected in this chart: (i) 250,000 shares vested in October 2009 in connection with the execution of the agreements with GlaxoSmithKline; (ii) 100,000 shares vested in March 2010 in connection with a cash-flow positive year in 2009; and (iii) 100,000 shares vested in June 2010 upon clearance by the FDA of an IND filed for SGI-110.

3

Employment Agreement / Term	Option Grant Date and Number of Shares	Option Exercise Price	Number of Unvested Shares	Milestone Vesting Events

milestones and royalties to the Company throughout its course.

			100,000	(B)(5) Achievement of a cash-flow positive year of operations during the term of the 2010 Agreement.

			100,000	(B)(6) Commencement by the Company of an FDA-cleared Phase II clinical trial.

			150,000	(B)(7) Achievement of additional milestone(s) to be determined by the Board, including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the Board.

Employment Agreement effective January 1, 2007, amended by the Amended and Restated Agreement dated as of October 28, 2008, terminated as of April 1, 2009(2)	January 3, 2007 1,000,000 shares	$5.06	100,000

(C)(1) IND filing for a drug acquired as a result of the Company’s acquisition of Montigen; provided, however, that this performance milestone can only be achieved if Milestones (B)(1) and (B)(2) in the 2009 Agreement and Milestone (A)(1) in the 2010 are already achieved.

100,000

(C)(2) Acquisition of a corporate partner or licensee for one or more of the drugs in the Company’s portfolio, providing the value of such deal is projected to exceed $10 million in combined up-fronts, R&D payments, milestones and royalties to the Company throughout its course; provided, however, that this

(2)  The following shares subject to the performance-based options have previously vested pursuant to the 2008 Agreement and are not reflected in this chart: (i) 100,000 shares vested in April 2007 upon the filing of an IND filed for MP 470; (ii) 100,000 shares vested in March 2008 in connection with a cash-flow positive year in 2007; (iii) another 100,000 shares vested in November 2008 upon the filing of an IND filed for SGI 1776; and (iv) 100,000 shares vested in February 2009 upon achievement of additional milestones as determined by the Board.

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Employment Agreement / Term	Option Grant Date and Number of Shares	Option Exercise Price	Number of Unvested Shares	Milestone Vesting Events

(the “2008 Agreement”)				performance milestone can only be achieved if Milestone (B)(3) in the 2009 Agreement is already achieved.

250,000

(C)(3) Securing of (a) a significant corporate partner for one or more of the Company’s drugs or (b) $25 million in additional financing; provided however, that the performance milestone described in clause (a) hereof can only be achieved if Milestone (A)(2)(a) in the 2010 Agreement is achieved; Milestones (B)(3) and (B)(4) in the 2009 Agreement are achieved; and Milestone (C)(2) in the 2008 Agreement is achieved and that the performance milestone described in clause (b) hereof can only be achieved after Milestone (A)(2)(c) in the 2010 Agreement is achieved.

100,000

(C)(4) Achievement of a fourth cash-flow positive year of operations; provided, however, that this performance milestone can only be achieved for a cash-flow positive year of operations that follows the three cash-flow positive years described in Milestone (B)(5) in the 2009 Agreement and Milestones (A)(3) and (A)(4) in the 2010 Agreement.

(C)(5) Achievement of an additional milestone(s) to be agreed upon with the Board, including, but not limited to, acquisition of a company or drug that is assessed to be value-enhancing by the Board (other than the achievement of milestone(s) resulting in

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Employment Agreement / Term	Option Grant Date and Number of Shares	Option Exercise Price	Number of Unvested Shares	Milestone Vesting Events

			50,000	vesting under Milestone (B)(7) in the 2009 Agreement and Milestone (A)(6) in the 2010 Agreement).

Employment Agreement dated as of January 1, 2004, terminated as of December 31, 2006(3) (the “2004 Agreement”)	1,000,000	$11.27	50,000	(D)(1) European approval of Decitabine.

			50,000	(D)(2) Acquisition from a third party of at least one Phase II or more advanced compound.

			100,000	(D)(3) Completion of Phase III of a compound acquired during Executive’s tenure as the Company’s Chief Executive Officer during the term of the 2004 Agreement.

			100,000	(D)(4) FDA approval of a compound acquired by the Company during the term of the 2004 Agreement.

			50,000	(D)(5) European approval of Orathecin.

			200,000	(D)(6) Company achievement of annual gross sales of $30,000,000 or more.

(3)  The following shares subject to the performance-based options have previously vested pursuant to the 2004 Agreement and are not reflected in this chart: (i) 200,000 shares vested in March 2004 in connection with securing $25M of additional financing; and (ii) 250,000 shares vested in May 2006 upon achievement of additional milestones as determined by the Board.

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